Exhibit 4.26

Private & Confidential

Dated 27th February 2013

NINTH SUPPLEMENTAL AGREEMENT
relating to
a Loan of up to US$43,160,000
to
ANDROS MARINE INC.
DILOS MARINE INC.
IOS SHIPPING LTD
AEGEAN VII SHIPPING LTD
and
ANAFI SHIPPING (PTE.) LTD.

provided by
THE ROYAL BANK OF SCOTLAND PLC

NORTON ROSE

Contents

                                                                                                                            Page

Clause	Page

1.	Definitions	4

2.	Agreement of Bank	5

3.	Amendments to the Principal Agreement	5

4.	Representations and warranties	6

5.	Conditions	7

6.	Relevant Parties' confirmations	8

7.	Expenses	9

8.	Miscellaneous and notices	9

9.	Applicable law	10

Schedule 1 Documents and evidence required as conditions precedent	11

THIS NINTH SUPPLEMENTAL AGREEMENT is dated 27th February 2013 and made BETWEEN:

(1)	ANDROS MARINE INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Andros Borrower");

(2)	DILOS MARINE INC., a corporation incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the "Dilos Borrower");

(3)
IOS SHIPPING LTD, a corporation incorporated under the laws of the Republic of Malta having its registered office at 25/16 Vincenti Buildings, Strait Street, Valletta, VLT 1432, Republic of Malta (the "Ios Borrower");

(4)	ANAFI SHIPPING (PTE.) LTD., a company incorporated under the laws of Singapore having its registered office at 22 Jalan Kilang, #06-01 Mova Building, Singapore 159419 (the "Anafi Borrower");

(5)
AEGEAN VII SHIPPING LTD, a company incorporated under the laws of the Republic of Malta having its registered office at 25/16 Vincenti Buildings, Strait Street, Valletta, VLT 1432, Republic of Malta, (the "Tinos Borrower" and, together with the Andros Borrower, the Dilos Borrower, the los Borrower and the Anafi Borrower, the "Borrowers");

(6)	THE ROYAL BANK OF SCOTLAND PLC, whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through its office at 45 Akti Miaouli, 185 36 Piraeus, Greece (the "Bank");

(7)
AEGEAN BUNKERING SERVICES INC., a corporation incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as manager (the "Manager"); and

(8)
AEGEAN MARINE PETROLEUM NETWORK INC., a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as corporate guarantor (the "Corporate Guarantor").

WHEREAS:

(A)
this Agreement is supplemental to the loan agreement dated 5 July 2007 (the "Original Agreement"), as amended and/or restated and/or supplemented by a first supplemental agreement dated 12 September 2008 (the "First Supplemental Agreement"), a second supplemental agreement dated 5 February 2010 (the "Second Supplemental Agreement"), a third supplemental agreement dated 11 February 2011 (the "Third Supplemental Agreement"), a fourth supplemental agreement dated 6 April 2011 (the "Fourth Supplemental Agreement"), a supplemental letter dated 23 June 2011 (the "Supplemental Letter"), a fifth supplemental agreement dated 4 August 2011 (the "Fifth Supplemental Agreement"), a sixth supplemental agreement dated 8 August 2011 (the "Sixth Supplemental Agreement"), a seventh supplemental agreement dated 17 August 2012 (the "Seventh Supplemental Agreement") and an eighth supplemental agreement dated 20 November 2012 (the "Eighth Supplemental Agreement" and, together with the Original Agreement, the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Supplemental Letter, the Fifth Supplemental Agreement, the Sixth Supplemental Agreement and the Seventh Supplemental Agreement, the "Principal Agreement") made between, inter alios, the Borrowers and the Bank relating to a loan facility of up to $43,160,000 to be used for the purposes stated therein (of which the principal amount outstanding on the date of this Agreement is $33,096,300);

(B)	the Borrowers have requested that the Bank provide its consent to the change of flag of the Ship (as defined below) from the flag of Hong Kong to the flag of Singapore; and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers, provide its consent to:

(a)	said change of flag of the Ship; and

(b)	certain other amendments to the terms and conditions applicable to the Principal Agreement requested for by the Borrowers and agreed by the Bank.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Effective Date" means the date, being no later than 13th March 2013, on which the Bank notifies the Borrowers in writing that the Bank has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

"Existing Deed of Covenant" means the deed of covenant in respect of the Ship dated 17 August 2012 and executed between the Anafi Borrower and the Bank collateral to the Existing Mortgage;

"Existing Flag State" means Hong Kong;

"Existing Manager's Undertaking" means the letter of undertaking in respect of the Ship dated 17 August 2012 and executed by the Manager in favour of the Bank;

"Existing Mortgage" means the first priority statutory Hong Kong mortgage over the Ship dated 17 August 2012 and executed by the Anafi Borrower in favour of the Bank;

"Existing Registry" means the Hong Kong Shipping Registry;

"Existing Security Documents" means the Existing Mortgage, the Existing Deed of Covenant and the Existing Manager's Undertaking;

"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement;

"New Deed of Covenant" means the deed of covenant in respect of the Ship collateral to the New Mortgage, executed or (as the context may require) to be executed by the Anafi Borrower in favour of Bank in such form as the Bank may require in its sole discretion;

"New Flag State" means the Republic of Singapore;

"New Manager's Undertaking" means the letter of undertaking in respect of the Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

"New Mortgage" means the first priority statutory Singapore mortgage over the Ship executed or (as the context may require) to be executed by the Anafi Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"New Security Documents" means, together, the New Mortgage, the New Deed of Covenant and the New Manager's Undertaking;

"Relevant Documents" means this Agreement and the New Security Documents;

"Relevant Parties" means the Borrowers, the Manager and the Corporate Guarantor or, where the context so requires or permits, means any or all of them; and

"Ship" means the motor tanker Anafi owned by the Anafi Borrower and on the date of this Agreement registered in its ownership under the Existing Flag State and to be registered under the New Flag State pursuant to this Agreement.

1.3	Principal Agreement

References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clause 1.4 of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2.	Agreement of Bank

2.1	Agreement

The Bank, relying upon the representations and warranties made by each of the Relevant Parties in clause 4, agrees with the Borrowers that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 13 March 2013 of the conditions contained in clause 5 and schedule 1, the Bank agrees to (a) the transfer of the Ship from the Existing Flag State to the New Flag State and (b) the amendments of the Principal Agreement on the terms specified in clause 3 below.

2.2	Discharge of Existing Mortgage

The Bank hereby agrees that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, satisfaction of the conditions contained in clause 5 and schedule 1, they shall procure that, immediately prior to or concurrently with the registration of the New Mortgage, the Bank will execute, and thereafter register at the Existing Registry, a deed of discharge in respect of the Existing Mortgage.

3.	Amendments to the Principal Agreement

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Bank and the Borrowers upon such terms as so amended):

3.1.1
by deleting the definitions of "Sifnos Deed of Covenant" and "Sifnos Mortgage" in clause 1.2 of the Principal Agreement in their entirety and by inserting in their place the following new definitions in the correct alphabetical order:

""Sifnos Deed of Covenant" means the first priority deed of covenant collateral to the Sifnos Mortgage executed or (as the context may require) to be executed by the Sifnos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

"Sifnos Mortgage" means the first priority statutory Singapore mortgage over the Sifnos Ship executed or (as the context may require) to be executed by the Sifnos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;";

3.1.2	by inserting the following new definition of "Ninth Supplemental Agreement" in the correct alphabetical order in clause 1.2 of the Principal Agreement:

""Ninth Supplemental Agreement" means the agreement dated 27th February 2013 supplemental to this Agreement made between (inter alios) the Borrowers and the Bank;";

3.1.3
by deleting the definition of "Supplemental Agreements" in clause 1.2 of the Principal Agreement in its entirety and by inserting in its place the following new definition of "Supplemental Agreements":

""Supplemental Agreements" means together the Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement, the Supplemental Letter, the Sixth Supplemental Agreement, the Seventh Supplemental Agreement, the Eighth Supplemental Agreement and the Ninth Supplemental Agreement;"; and

3.1.4
by deleting the following ", which shall include the filing and registration of the Security Documents against the Sifnos Borrower at the Hong Kong Companies Registry within the timeframe stipulated under the Companies Ordinance (Cap 32) of the laws of Hong Kong" at the end of clause 13.3 of the Principal Agreement.

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4.	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

each of the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

save for the registration of the New Mortgage with the relevant Registry and the filing and registration of the New Mortgage and New Deed of Covenant at the Singapore Companies Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the New Mortgage), the choice of Singapore law to govern the New Mortgage, and the submissions therein by the Relevant Parties to the non-exclusive jurisdiction of the English courts, are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 4 of the Corporate Guarantee and clause 7 of the Principal Agreement shall be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5.	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative, on or before 13th March 2013, of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6.	Relevant Parties' confirmations

6.1	Corporate Guarantee

The Corporate Guarantor hereby confirms its consent to the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments to the Principal Agreement, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement and agree that:

6.1.1
the Corporate Guarantee and the obligations of the Corporate Guarantor thereunder, shall remain and continue in full force and effect notwithstanding the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments to the Principal Agreement, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement; and

6.1.2
with effect from the Effective Date references in the Corporate Guarantee to the "Agreement" or the "Facility Agreement" or the "Loan Agreement" (or similar or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

6.2	Security Documents

Each of the Relevant Parties hereby confirms its consent to the transfer of the Ship from the Existing Flag State to the New Flag State, the amendments of the Principal Agreement, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement and agrees that:

6.2.1
the Security Documents to which such Relevant Party is a party and the obligations of such Relevant Party thereunder, shall remain and continue in full force and effect notwithstanding the transfer of the Ship from the Existing Flag State to the New Flag State, the said amendments to, the Principal Agreement, the discharge of the Existing Mortgage and the other arrangements contained in this Agreement; and

6.2.2
with effect from the Effective Date references in the Security Documents to which such Relevant Party is a party to the "Agreement" or the "Facility Agreement" or the "Loan Agreement" (or similar or equivalent references) shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

7.	Expenses

7.1	Expenses

The Borrowers jointly and severally agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and the other Relevant Documents;

7.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or any of the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrowers jointly and severally agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8.	Miscellaneous and notices

8.1	Notices

The provisions of clause 16.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Relevant Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrowers" in the said clause 16 save that any notices to be sent to the Corporate Guarantor hereunder shall be sent to the address of the Corporate Guarantor referred in clause 8.1 of the Corporate Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers' obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that any of the other Borrowers which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrowers and whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remedies of the Bank against the other Borrowers.

9.	Applicable law

9.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Little Coombe, Longfield Road, Dorking, Surrey RH4 3DE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1.	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2.	Consents

a certificate (dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery and performance of the Relevant Documents to which they are or will be a party;

3.	Ship conditions

evidence that the Ship:

(a)	Registration and Encumbrances

is registered in the name of the Anafi Borrower under the Singapore flag and that the Ship and its Earnings, Insurances and Requisition Compensation (each as defined in the New Deed of Covenant) are free from Encumbrances other than Permitted Encumbrances;

(b)	Insurance

is insured in accordance with the provisions of the New Deed of Covenant and all requirements of the New Deed of Covenant in respect of such insurances have been complied with; and

(c)	Classification

maintains the relevant Classification with the relevant Classification Society free of all overdue recommendations;

4.	New Mortgage registration

evidence that the New Mortgage has been, or will simultaneously with the discharge of the Existing Mortgage be, registered against the Ship through the relevant Registry under the Singapore flag;

5.	Notices of Assignment

duly executed notices of assignment, which are required by the terms of the New Security Documents and in the forms prescribed by such New Security Documents;

6.	Deletion

a copy, certified by an officer of the Anafi Borrower, as a true, complete and up to date copy of, the deletion certificate issued in relation to the deletion of the Ship from the Existing Registry or evidence that such deletion will take place within three (3) Banking Days;

7.	Relevant Documents

each of the Relevant Documents, duly executed;

8.	Registrations

such registrations of any of the Relevant Documents as the Bank may require;

9.	Legal opinions

such legal opinions in relation to the laws of Malta, Liberia, Singapore and the Marshall Islands and any other legal opinions as the Bank shall in its reasonable discretion deem appropriate; and

10.	Process agent

an original or certified true copy of a letter from each of the Relevant Parties' agent for receipt of service of proceedings accepting its appointment under this Agreement or any other Relevant Document as each of the Relevant Parties' process agent.

Borrowers

EXECUTED as a DEED by
Y. Koumbiadou
for and on behalf of each of the following
corporations:
ANDROS MARINE INC.
DILOS MARINE INC.
IOS SHIPPING LTD
AEGEAN VII SHIPPING LTD
as Borrowers
in the presence of:
		) ) ) ) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

SIGNED, SEALED and DELIVERED as a DEED by Y. Koumbiadou for and on behalf of ANAFI SHIPPING (PTE.) LTD. as Borrower in the presence of:		) ) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

Bank

EXECUTED as a DEED by A. Damianidou for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Bank in the presence of:		) ) ) ) )	/s/ A. Damianidou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

Relevant Parties

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN BUNKERING SERVICES INC. as Manager in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN MARINE PETROLEUM NETWORK INC. as Corporate Guarantor in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

SKNYC1:1373054.1